As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIVATE BANCORP OF AMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

California	80-0769276
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9404 Genesee Ave., Suite 100 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

PRIVATE BANCORP OF AMERICA, INC. EQUITY INCENTIVE PLAN

PRIVATE BANCORP OF AMERICA, INC. 2026 OMNIBUS EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Richard L. Sowers

President and Chief Executive Officer

Private Bancorp of America, Inc.

9404 Genesee Ave.

Suite 100

La Jolla, CA 92037

(858)-875-6900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert Tidd	Shawn M. Turner
Executive Vice President, General Counsel	Mary Ellen Stanley
Private Bancorp of America, Inc. 9404 Genesee Ave.	Holland & Knight LLP 800 17th Street NW, Suite 1100
Suite 100	Washington, D.C. 20006
La Jolla, CA 92037	(202) 469-5269
(858)-875-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Private Bancorp of America, Inc. (the “Registrant”) to register 663,238 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), of which (i) 570,000 shares of Common Stock may be issued pursuant to the Private Bancorp of America, Inc. 2026 Omnibus Equity Incentive Plan (as may be amended from time to time, the “2026 Plan”), (ii) 43,279 shares of Common Stock issuable pursuant to the exercise of options outstanding under the Private Bancorp of America, Inc. Equity Incentive Plan (as amended, the “2016 Plan”), and (iii) 49,959 shares of Common Stock issuable pursuant to restricted stock units outstanding under 2016 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the 2026 Plan and the 2016 Plan as a result of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 is included in documents sent or given to participants in the 2026 Plan and 2016 Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement:

1.

The Registrant’s effective Registration Statement on Form 10 under Section 12(b) of the Exchange Act (File No. 001-43397), initially filed with the Commission on July 13, 2026, as amended by Amendment No. 1, filed with the Commission on July 17, 2026 (together, the “Form 10”); and

2.

The description of the Registrant’s Common Stock contained in the Form 10 under the heading “Description of Registrant’s Securities to Be Registered,” including any amendment or report updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law (the “CGCL”) provides that a California corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the CGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the CGCL.

Section 204(a)(10) of the CGCL provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages for breach of fiduciary duties as a director, except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310, or (vii) under Section 316, (B) no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

The Registrant’s Articles of Incorporation (the “Articles”) provide for the elimination of liability for the Registrant’s directors for monetary damages to the fullest extent permissible under the CGCL and authorize the Registrant to indemnify its directors and officers in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that it must indemnify any person who is or was the Registrant’s director or officer, or was serving at the Registrant’s request as a director or officer of another corporation or enterprise to the fullest extent authorized by law.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, the Exchange Act and otherwise.

The foregoing is only a general summary of certain aspects of California law and the Registrant’s governing documents and agreements dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the Registrant’s Articles and Bylaws, which are filed as an exhibit to this Registration Statement, and to the relevant provisions of the CGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted of the Registrant’s directors and officers or for persons controlling us under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, Section 18(k) of the Federal Deposit Insurance Act and implementing regulations of the Federal Deposit Insurance Corporation. These laws and regulations prohibit, among other things, indemnification payments with respect to an administrative proceeding or civil action if the director or officer is assessed a civil money penalty or removed from his or her position at the Registrant or CalPrivate Bank.

The Registrant has entered into indemnification agreements with its directors and executive officers. These agreements require the Registrant to, among other things, (i) indemnify the directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference.

Exhibit No.	Description

3.1	Articles of Incorporation of Private Bancorp of America, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10 filed on July 13, 2026 (File No. 001-43397)).

3.2	Amended and Restated Bylaws of Private Bancorp of America, Inc. (incorporated herein by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form 10 filed on July 13, 2026 (File No. 001-43397)).

4.1	Specimen Stock Certificate of Private Bancorp of America, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10 filed on July 13, 2026 (File No. 001-43397)).

4.2	Private Bancorp of America, Inc. Equity Incentive Plan, dated effective as of June 15, 2016 (incorporated by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form 10 filed on July 13, 2026 (File No. 001-43397)).

4.3	Amendment to Private Bancorp of America, Inc. Equity Incentive Plan, dated effective as of May 22, 2024 (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10 filed on July 13, 2026 (File No. 001-43397)).

4.4	Private Bancorp of America, Inc. 2026 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form 10 filed on July 13, 2026 (File No. 001-43397)).

5.1*	Opinion of Holland & Knight LLP.

23.1*	Consent of Crowe LLP.

23.2*	Consent of Eide Bailly LLP.

23.3*	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained within signature page).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on this 31st day of July, 2026.

PRIVATE BANCORP OF AMERICA, INC.

By:	/s/ Richard L. Sowers
Richard L. Sowers President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard L. Sowers, Cory Stewart and Robert Tidd, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Richard L. Sowers Richard L. Sowers	President, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2026

/s/ Cory Stewart Cory Stewart	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2026

/s/ Selwyn Isakow Selwyn Isakow	Chairman of the Board	July 31, 2026

/s/ Leda Csanka Leda Csanka	Director	July 31, 2026

/s/ Kathy Lonowski Kathy Lonowski	Director	July 31, 2026

/s/ James Parks James Parks	Director	July 31, 2026

/s/ Setareh “SiSi” Pouraghabagher Setareh “SiSi” Pouraghabagher	Director	July 31, 2026

/s/ Rex E. Schlaybaugh, Jr. Rex E. Schlaybaugh, Jr.	Director	July 31, 2026